UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as Amended

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

AGRIFORCE GROWING SYSTEMS, LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FORWARD-LOOKING STATEMENTS

This Form DEFA 14A and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward-looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward-looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

1

Explanatory Note

On October 28, 2022, AgriFORCE Growing Systems Ltd. (the “Company”) filed a Preliminary Schedule 14A to present materials for shareholder approval for the following proposals:

1.	Approve the Company’s July 2022 PIPE Financing.

2.	Approve the September 2022 Stronghold Acquisition.

3.	Approve the October 2022 Manna Acquisition.

4.	Approve the acquisition of Delphy Groep BV.

5.	To transact such other business as may be properly brought before the 2022 Special Meeting and any adjournments thereof.

The Company filed a Form DEFA 14A on November 7, 2022.

This Current Report on Form DEFA 14A amends Item 9.01 of the Current Report on the Definitive Schedule 14A filed by the Company on November 7, 2022 to include the updated historical financial statements of Delphy Groep BV. (“Delphy”) and the pro forma financial information, attached hereto as Exhibits 99.1 and 99.2. The pro forma financial information included in this Form DEFA 14A has been presented for informational purposes only, as required by Form DEFA 14A. It does not purport to represent the actual results of operations that the Company and Delphy would have achieved had the companies been combined during the periods presented in the pro forma financial information and is not intended to project the future results of operations that the combined company may achieve as a result of the Company’s acquisition of Delphy. Except as described above, all other information in the Company’s Form DEFA 14A filed on November 7, 2022 remains unchanged.

2

Item 9.01 Exhibit

a)	Financial Statements of Business Acquired

The historical unaudited consolidated financial statements of Delphy as of and for the nine months ended September 30, 2022 and September 30, 2021 and the notes related thereto are filed as Exhibit 99.1 and incorporated by reference.

b)	Pro Forma Financial Information

Unaudited pro forma condensed combined statements of income of the Company and Delphy for the year ended December 31, 2021 and for the nine months ended September 30, 2022, unaudited pro forma condensed combined balance sheet of the Company and Delphy as of September 30, 2022, and the notes related thereto are filed as Exhibit 99.2 and incorporated herein by reference.

c)	Exhibits

99.1 Unaudited interim consolidated financial statements of Delphy Groep BV As of September 30, 2022 and for the nine-month periods ended September 30, 2022 and 2021.

99.2 United pro forma condensed combined statements of income of the Company and Delphy Groep BV for the year ended December 31, 2021 and for the nine months ended September 30, 2022 and the notes related thereto.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 6, 2022

AGRIFORCE GROWING SYSTEMS, LTD.

By:	/s/ Richard Wong
Name:	Richard Wong, CFO

4

Exhibit 99.1

Delphy Groep B.V.

Unaudited Condensed Consolidated Interim Financial Statements

As of September 30, 2022 and December 31, 2021 and for the nine months ended September 30, 2022 and 2021

5

6

DELPHY GROEP B.V.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Expressed in EURO)

	Note	September 30, 2022 (Unaudited)	December 31, 2021

ASSETS

Current
Cash and cash equivalents		€1,191,961	€4,955,602
Restricted cash		46,939	42,631
Trade accounts receivable, less allowance for doubtful accounts of €41,891 in 2022 and €32,029 in 2021		2,187,001	3,341,772
Inventories		17,727	17,727
Other current assets	4	6,516,829	4,010,045
Total current assets		9,960,457	12,367,777
Non-current
Other receivables	6	157,641	149,050
Equity method investments		750,168	541,911
Property, plant and equipment, net	5	4,824,113	4,639,787
Intangible assets		6,339	9,911
Operating lease right-of-use asset		3,141,631	-
Total assets		€18,840,349	€17,708,436

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and other current liabilities	7	€7,148,286	€9,082,180
Lease liabilities - current		691,164	-
Current installments of long-term debt	8	200,000	200,000
Income taxes payable		-	78,452
Total current liabilities		8,039,450	9,360,632
Non-current
Lease liabilities – non-current		2,450,467	-
Long-term debt	8	1,600,000	1,750,000
Other liabilities		180,277	186,375
Total liabilities		12,270,194	11,297,007
Commitments and contingencies	14

Stockholders’ equity
Common shares, €1 par value per share, 15,392 shares issued and outstanding at September 30, 2022, and December 31, 2021, respectively	9	15,392	18,000
Treasury stock		-	(921,878)
Additional paid-in capital		286,108	286,108
Retained earnings		6,252,820	7,005,538
Accumulated other comprehensive loss		(17,516)	(3,916)
Total equity attributable to Delphy Groep B.V. and its subsidiaries		6,536,804	6,383,852
Noncontrolling interest		34,002	27,577
Total stockholders’ equity		6,570,806	6,411,429

Total liabilities and stockholders’ equity		€18,840,349	€17,708,436

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

7

DELPHY GROEP B.V.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (unaudited)

(Expressed in EURO)

For the nine months ended September 30, 2022 and 2021

	Note	2022	2021

Revenue
Revenue	10	€12,837,012	€10,747,606
Cost of revenue		(6,950,168)	(5,182,833)
Gross profit		5,886,844	5,564,773

Selling, general and administrative expense		(6,188,532)	(6,483,940)
Operating loss		(301,688)	(919,167)

Other (expense) income
Other income, net	11	371,808	841,127
Interest income		11,189	60
Interest expense		(124,806)	(27,502)
Income of equity method investees		223,002	175,905
Income before income taxes		267,830	70,423

Income tax expense		(6,529)	(119,402)
Net income		172,977	(48,979)

Net income attributable to non-controlling interest		(6,425)	(4,623)
Net income attributable to Delphy Groep B.V. and its subsidiaries		166,552	(53,601)

Foreign currency translation adjustments		(13,600)	(316)
Net comprehensive income Delphy Groep B.V. and its subsidiaries		€152,952	€(53,917)

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

8

DELPHY GROEP B.V.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (unaudited)

(Expressed in EURO, except share numbers)

	Common stock		Treasury stock
	# of Shares	Amount	# of Shares	Amount	Additional paid-in-capital	Retained earnings	Accumula-ted other comprehensive income (loss)	Total equity attributable to Delphy Groep B.V. and its subsidiaries	Non controlling interest	Total Stockholders’ Equity
Balances as of January 1, 2021	18,000	€18,000	539	€(139,081)	€286,108	€6,096,469	€(4,379)	€6,257,117	€30,241	€6,287,358
Shares repurchase	-	-	2,069	(782,797)	-	-	-	(782,797)	-	(782,797)
Net income	-	-	-	-	-	(53,061)	-	(53,601)	4,623	(48,979)
Dividends	-	-	-	-	-	(389,819)	-	(389,819)	(6,798)	(396,617)
Foreign currency translation							(316)	(316)	-	(316)
Balances as of September 30, 2021	18,000	€18,000	2,608	€(921,878)	€286,108	€5,653,049	€(4,695)	€5,030,584	€28,066	€5,058,650
Net income	-	-	-	-	-	1,352,489	-	1,352,489	(489)	1,352,001
Foreign currency translation	-	-	-	-	-	-	779	779	-	779
Balances as of December 31, 2021	18,000	€18,000	2,608	€(921,878)	€286,108	€7,005,538	€(3,916)	€6,383,852	€27,577	€6,411,429
Share retirement	(2,608)	(2,608)	(2,608)	921,878	-	(919,270)	-	-	-	-
Net income	-	-	-	-	-	166,552	-	166,522	6,425	172,977
Foreign currency translation	-	-	-	-	-	-	(13,600)	(13,600)	-	(13,600)
Balances as of September 30, 2022	15,392	€15,392	-	€-	€286,108	€6,252,820	€(17,516)	€6,536,804	€34,002	€6,570,806

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

9

DELPHY GROEP B.V., WAGENINGEN

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (unaudited)

(Expressed in EURO)

For the nine months ended September 30, 2022 and 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	€172,977	€(48,979)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	349,545	181,176
Provision for jubilee bonuses	(6,098)	-
Net change in allowance for doubtful accounts	9,862	(316,159)
Equity in income of equity method investees	(223,002)	(175,905)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	1,144,908	2,311,245
Decrease (increase) in other current assets	(569,729)	(144,601)
Decrease (increase) in other receivables	(8,591)	(5,330)
Increase (decrease) in accounts payable and accrued liabilities	(2,750,021)	(404,709)
Increase (decrease) of lease liabilities	(166,248)	-
Net change of right-of-use assets	166,248	-
Decrease (increase) in contract assets/liabilities	(1,121,579)	(1,974,888)
Increase (decrease) in income tax payable	(78,452)	(330,543)
Net cash used in operating activities	€(3,080,180)	€(908,692)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant & equipment	(530,299)	(1,238,758)
Acquisition of intangibles assets	-	(11,875)
Dividend received	-	201,192
Net cash used in investing activities	€(530,299)	€(1,049,442)

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease (increase) in receivables from shareholders	-	6,811
Proceeds from debt to credit institutions	-	662,012
Principal payments on debt to credit institutions	(150,000)	(100,000)
Payments to acquire treasury stock	-	(782.797)
Dividend paid	-	(396,617)
Net cash used in provided by financing activities	€(150,000)	€(610,591)

Effect of exchange rate changes on cash and cash equivalents	1.145	(316)
Change in cash and cash equivalents	(3,760,479)	(2,568,724)
Cash and cash equivalents at beginning of period	€4,955,602	€4,721,338
Cash and cash equivalents at end of period	€1,191,961	€2,152,298

Change in restricted cash	4,308	-
Restricted cash at beginning of period	€42,631	€42,631
Restricted cash at end of period	€46,939	€42,631

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

10

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (unaudited)

For the nine months ended September 30, 2022 and 2021

(Expressed in EURO, except where noted)

1.	BUSINESS OVERVIEW

Delphy Groep B.V. (the “Company” or “Delphy”) is a Netherland based company and was incorporated as a private company by Articles of Incorporation issued pursuant to the provisions of the Dutch Civil Code on October 11, 2005. The Company’s registered and records office address is at Agro Business Park 5, in Wageningen, the Netherlands and is registered at the chamber of commerce under number 09154407.

The activities of Delphy Groep mainly focus on the entrepreneurs in the primary sector and agribusiness partners, both nationally and internationally. Advisors in tree cultivation, pot and bedding plant cultivation, greenhouse vegetables, floriculture, fruit cultivation, strawberry cultivation, field vegetable cultivation, cut flowers, arable farming, flower bulbs and other vegetable sectors, are the confidential advisors on the farm of the agricultural entrepreneur.

The two subsidiaries GreenQ Group B.V. and Improvement Centre B.V. operate a modern greenhouse complex, in which new cultivation concepts and technical installations from all parts of the world are developed, tested and demonstrated.

2.	BASIS OF PREPARATION

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements (the “interim financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and should be read in conjunction with the audited financial statements and the related notes thereto for the years ended December 31, 2021 and 2020.

In the opinion of management, the accompanying unaudited condensed interim financial statements contain all adjustments which are necessary to state fairly the Company’s financial position as of September 30, 2022, and the results of its operations and cash flows for the nine months ended September 30, 2022 and 2021. Such adjustments are of a normal and recurring nature. The results for the nine months ended September 30, 2022, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2022, or for any future period.

Principles of Consolidation

The accompanying consolidated interim financial statements include the accounts of Delphy. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company accounts for investments in which it has significant influence but not a controlling financial interest using the equity method of accounting.

11

These consolidated interim financial statements include the accounts of Delphy Groep and its subsidiaries:

Name of entity:	Country of Incorporation	Purpose	Date of Incorporation
Delphy Groep B.V.	Wageningen, The Netherlands	Parent Company	October 11, 2005
Delphy B.V.	Bennekom, The Netherlands	Consultancy, Projects, Research and Training	December 3, 2002
GreenQ Group B.V.	Bleiswijk, The Netherlands	Greenhouse complex for cultivation	September 9, 2005
Delphy Projects B.V.	Wageningen, The Netherlands	No major operation	January 12, 2001
Improvement Centre B.V.	Bleiswijk , The Netherlands	Greenhouse complex for cultivation	September 9, 2005
Aegisto B.V.	Meterik, The Netherlands	Research and Development in Agriculture and Fisheries (not biotechnological)	September 15, 2009
Stichting Participatie DLV Plan Groep	Wageningen, The Netherlands	Acquire, manage and dispose Delphy’s shares	December 6, 2011
Delphy Poland Sp. z.o.o	Warsaw, Poland	Consultancy and Research	May 12, 2014

The Company has the majority shareholdings in Delphy (Shanghai) Agriculture Technology Co. Ltd and Delphy Rwanda Ltd but those entities are not included in its consolidated interim figures as the collective significance of these companies is negligible on the whole of the Company.

Use of Estimates

The preparation of consolidated interim financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include estimated transaction price of the Company’s revenue contracts; the useful lives of property, plant & equipment; allowances for doubtful accounts; deferred tax claims, inventories, equity method investments, and share-based compensation; and provision for employee benefit obligations, and other contingencies.

Concentration of Risk

Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. As of September 30 2022, and December 31, 2021, of the Company’s cash, cash equivalents, and restricted cash of €1,191,961 and €4,955,602 respectively, €46,939 and €42,631, respectively, was held in bank accounts with ABN Amro, Rabobank and ING which are large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents and believes that it is not exposed to any significant credit risk on cash.

Other Risk

The group assesses the financial risks per contract. The main risks relating to the group are set out in the interim financial statements. In addition to the financing of the ABN Amro of the real estate, the financing of the group mainly takes place with own resources that are sufficient so that no or an insignificant amount of interest or credit risks are incurred. The responsible transactions within the group almost all take place in Euros, so that there are hardly any currency risks.

3.	SIGNIFICANT ACCOUNTING POLICIES

This section should be read in conjunction with the audited financial statements and the related notes thereto for the years ended December 31, 2021 and 2020.

12

Trade Accounts Receivable, net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions, reasonable, supportable forecast and the Company’s customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

Leases

The Company determines if a contract is or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a capital lease. All leases that transfer substantially all the benefits and risk associated with the ownership of the leased property to the lessee are treated as capital leases. All leases that do not transfer substantially all such benefits and risks are treated as operating leases. The Company does not have any leases that are classified as capital leases as of September 30, 2022, and December 31, 2021.

Revenue Recognition

The Company only has revenue from customers. The Company recognizes revenue when or as it satisfies performance obligations under the terms of its contracts, and control of its services is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those services. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when or as the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that readily available to the customer and (b) is separately identified in the contract.

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from sales.

The Company’s primary sources of revenue are advisory, research, trainings and subscriptions. The Company does not act as an agent in any of its revenue arrangements. Contracts with customers state the terms and conditions of the service. Payment terms and conditions may vary by contract type. In the advisory revenue stream payment usually takes place after the first site visit, whereas for the research revenue stream the first payment is expected directly after signing the contract. For trainings and subscriptions payment usually has to be made before the training or subscription takes place. As a result, the contracts do not include a significant financing component. In addition, contacts typically do not contain variable consideration as the contracts include stated prices. For these contracts revenue is recognized over time, as either the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the entity performs or the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. Revenue is measured by the costs incurred to date relative to the estimated total costs to fulfill each contract (percentage of completion method). Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include labor, depreciation and amortization, utilities and overhead.

The Company’s remaining source of revenue is the supply of goods. For these contracts revenue is recognized at a point in time as the performance obligation is satisfied once control of a product is transferred to a customer.

13

Contract Assets and Liabilities

Contract assets primarily represent revenue earnings over time for which the Company does not presently have an unconditional right to payment (generally not yet billable) based on the terms of the contracts. The Company does not have impairment losses associated with contracts with customers for the nine months ended September 30, 2022 and 2021.

Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.

Contract assets and contract liabilities are reported in a net position on an individual contract basis at the end of each reporting period. Contract assets are classified as current in the consolidated balance sheet when the Company expects to complete the related performance obligations and invoice the customers within one year of the balance sheet date, and as long-term when the Company expects to complete the related performance obligations and invoice the customers more than one year out from the balance sheet date. Contract liabilities are classified as current in the consolidated balance sheet when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year of the balance sheet date and as long-term when the revenue recognition associated with the related customer payments and invoicing is expected to occur in more than one year from the balance sheet date.

Cost of revenue

The Company classifies costs as cost of revenue if they are directly related to providing the service that generates revenue. These costs include direct costs such as labor and indirect costs such as utilities, depreciation and amortization and overhead.

Other income

Government Grant or Subsidies

The Company has multiple projects which are financed by government grants or subsidies. Grants that compensate the Group for expenses incurred are recognized in profit or loss as other income on a systematic basis in the periods in which the expenses are recognized, unless the conditions for receiving the grant are met after the related expenses have been recognized. In this case, the grant is recognized when it becomes receivable.

Fair value of Financial Instruments

The fair value of the Company’s financial asset or financial liability is determined in accordance with FASB ASC 820, “Fair Value Measurement,” which establishes a fair value hierarchy that prioritizes the assumptions (inputs) to valuation techniques used to price assets or liabilities that are measured at fair value. The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The guidance for fair value measurements requires that assets and liabilities measured at fair value be classified and disclosed in one of the following categories:

●	Level 1: Defined as observable inputs, such as quoted (unadjusted) prices in active markets for identical assets or liabilities.

●	Level 2: Defined as observable inputs other than quoted prices included in Level 1. This includes quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3: Defined as unobservable inputs to the valuation methodology that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

The fair value of the Company’s cash and cash equivalent, trade accounts receivable, account receivable from group companies, loan receivable, accounts payable and long-term debt approximates their carrying amounts.

14

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases, and has subsequently issued several supplemental and/or clarifying ASU’s (collectively, “Topic 842”), which requires a dual approach for lease accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases may result in the lessee recognizing a right of use asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the right-of-use asset, and for operating leases, the lessee would recognize lease expense on a straight-line basis. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, and allows a modified retrospective approach. Early adoption is permitted. The Company is currently in the process of evaluating the impact of this guidance on its interim financial statements. Refer to Note 13 Leases.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses”. The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, and requires the modified retrospective approach. Early adoption is permitted. Based on the composition of the Company’s trade receivables and other financial assets, current market conditions, and historical credit loss activity, the Company is currently in the process of evaluating the impact of this guidance on our interim financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated interim financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

4.	OTHER CURRENT ASSETS

	September 30, 2022	December 31, 2021
Amount receivable from participating interests and group companies	€30,390	€62,360
Prepayments and accrued income	407,485	41,841
Dividend receivable	-	99,980
Loan receivable*	20,822	54,789
Tax receivable	322,377	68,186
Contract assets	5,542,590	3,605,535
Others	193,165	77,354
Total Other Current Asset	€6,516,829	€4,010,045

*6% interest is charged on the loan receivable. The fair value of loan receivable approximates the carrying value.

For terms and conditions with related parties, refer to Note 12 - Related Party Transactions.

15

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	September 30, 2022	December 31, 2021
Land and building	€5,360,419	€5,169,513
Plant and machinery	4,964,982	4,638,034
Furniture and office equipment	532,272	519,828
Vehicles	30,450	30,450
Total Property, Plant and Equipment	10,888,124	10,357,825
Less: Accumulated depreciation	(6,064,011)	(5,718,038)
Total Property, Plant and Equipment, Net	€4,824,113	€4,639,787

Depreciation expense on property, plant and equipment, was € 345,974 and € 176.109 for the nine months ended September 30, 2022 and 2021, respectively. Depreciation expense is included in ‘Selling, general and administrative expense’ and ‘Cost of revenue’.

6.	OTHER RECEIVABLES

The Company’s other receivables consisted of the following:

	September 30, 2022	December 31, 2021
Loan to stockholders^	€94,583	€94,583
Loan to third parties*	24,999	16,408
Deferred tax claims	34,059	34,059
Loan receivable**	4,000	4,000
Total Other Receivable	€157,641	€149,050

Interest of 0.0% (based on the 12-month Euribor plus 0.5%) was charged on the loan to stockholders. The expiry dates vary from January 31, 2028, January 31, 2031 or indefinitely. The fair value of the loan to stockholders approximates the carrying value.

*The loans to third parties concern an interest-free loan to the lease company to finance the company’s vehicle fleet. The fair value of this loan to third parties approximates the carrying value.

**No interest is charged on the loan receivable.

^For terms and conditions with related parties, refer to Note 12 - Related Party Transactions.

7.	ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

The Company’s accrued and other current liabilities consisted of the following:

	September 30, 2022	December 31, 2021
Accounts payable	€1,324,249	€1,722,521
Accrued expenses	907,777	3,259,526
Contract liability	4,915,609	4,100,133
Total Accounts payable and Other Current Liabilities	€7,147,635	€9,082,180

16

8.	LONG TERM DEBT

Long-term debt as of September 30, 2022, and December 31, 2021 consists of the following:

	September 30, 2022	December 31, 2021
2.3% Loan payable (€1,000,000 initial principal) in quarterly installments of €50,000 including interest, with final payment of €50,000 (1 January), 2026^.	€700,000	€850,000
1.2% Loan payable (€1,100,000 initial principal) payable at end of term, including interest, with final payment of €1,100,000 (1 July), 2026*.	1,100,000	1,100,000
Total Long-Term Debt	€1,800,000	€1,950,000
Less:
Current installments of long-term debt	200,000	200,000

Long-Term Debt, Excluding Current Installments	€1,600,000	€1,750,000

^ Conditions:

Lender: ABN AMRO Bank N.V.

Principal amount: €1,000,000

Repayment: €50,000 on the first day of each quarter

Interest: 2.3%

Fair value of this long-term debt approximates the carrying value

* Conditions:

Lender: ABN AMRO Bank N.V.

Principal amount: €1,100,000

Repayment: full repayment at the end of the term

Interest: 3 months Euribor + 1.2%

Fair value of this long-term debt approximates the carrying value

The following have been pledged as securities on the Company’s long term debt:
- A pledge on untaxed registered properties located in Hazerwoude, Dijkgraafweg and Bleiswijk, Violierenweg;
- A pledge on stocks;
- A pledge on company inventory;
- A pledge on claims.

9.	SHARE CAPITAL

Authorized and Issued share capital

As of September 30, 2022, and December 31, 2021, the Company was authorized to issue 18,000 ordinary shares with a par value of €1.00 per share. There were 15,392 shares issued and outstanding as of September 30, 2022, and 18,000 shares issued and outstanding as of December 31, 2021. Of the ordinary shares outstanding as of September 30, 2022, and December 31, 2021, nil shares were non-voting.

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

Treasury stock

Treasury shares are accounted for directly in equity, with treasury shares held for reissue presented as a deduction from equity and any difference between the purchase price and reissue proceeds does not impact income. On reissue, the classification within equity of gains or losses on share transactions differs based on the comparison of proceeds received to original cost. If the proceeds from the sale of the treasury shares are greater than the cost of the shares sold, then the entity recognizes the excess proceeds as additional paid-in capital. If the proceeds from the sale of the treasury shares are less than the original cost of the shares sold, then, generally, the excess cost first reduces any additional paid-in capital arising from previous sales of treasury shares, and any remaining excess is recognized as a reduction of retained earnings.

17

Noncontrolling interest

Noncontrolling interests’ share of equity equals the carrying amounts of net assets in undertakings not owned Delphy Groep B.V. and its subsidiaries. The noncontrolling interest share of equity consists of the 15% of the shares not owned by Delphy Groep B.V. and its subsidiaries.

Stockholder Agreements with employees

All stockholders of Delphy are employees of Delphy. Under the stockholder agreement, employees with certain functions are allowed to become stockholder in Delphy under certain conditions. The employees acquire the shares either as natural person or through personal holdings.

Certain employees with proven performance from associates are allowed to become stockholder of the relevant legal entity. As of September 30, 2022 and December 31, 2021, employees from Delphy Poland Sp. z.o.o., Delphy UK Ltd. and HortiAdvice Scandinavia A/S have shares of the relevant legal entity.

Under all stockholder agreements with employees, the purchase price is determined by a stated formula which takes a multiple of the annual profit over the last three financial years and the relative share of the employee in the issued capital into account. Employees acquire shares on the same terms and formula price available to all other employees holding the same class of stock. In this case the transaction is not compensatory. The formula price represents the relevant transaction price for those shares and the transaction is the sale of a share of stock at that price. Consequently, no compensation is recorded as share-based payment.

10.	REVENUE

The Company generates revenue primarily from the provision of services, conducting research for customers and other services (trainings and subscriptions). In the following table, revenue from contracts with customers is disaggregated by major service lines and timing of revenue recognition. The table also includes revenue from the major business lines.

	September 30, 2022	September 30, 2021
Advisory services	€9,608,462	€7,997,717
Research	2,386,586	1,884,755
Other	841,964	865,134
	€12,837,012	€10,747,606

Contract balances

The following table provides information about receivables, contract assets and contract liabilities from contracts with customers.

	September 30, 2022	December 31, 2021
Trade accounts receivable	€2,187,001	€3,341,772
Contract asset	5,542,590	3,605,535
Contract liability	4,915,609	4,100,133

The contract assets primarily relate to the Company’s rights to consideration for work performed but not billed at the reporting date on research projects. The amount of contract assets during the period ended 31 December 2021 was not impacted by an impairment charge. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when the Group issues an invoice to the customer.

The contract liabilities primarily relate to fees received by the Company for which the associated performance obligations have not been satisfied and revenue has not been recognized.

18

11.	OTHER INCOME

The Company has multiple projects which are financed by government grants. The table below shows an overview of the subsidy income recognized from various governmental organizations.

	September 30, 2022	September 30, 2021
Government grants	€5,025,407	€5,079,709
Cost of government grants	(4,653,599)	(4,238,582)
	€371,808	€841,127

12.	RELATED PARTY TRANSACTIONS

Related party transactions and balances are set out in below tables:

	September 30, 2022	September 30, 2021
Revenue:
Delphy CVBA	€3,000	€25,000
Delphy Japan Co., Ltd.	30,323	18,099
Delphy UK Ltd	91,706	102,020
	€125,029	€145,119
Purchase transactions:
Delphy UK Ltd	7,994	4,590
HortiAdvice A/S	1,762	-
Delphy CVBA	7,032	-
	€16,788	€4,590

	September 30,2022		December 31, 2021
Amount receivable from Group Companies:	€		€
Delphy Japan Co., Ltd.		1,127		1,127
Delphy Rwanda Ltd[2]		11,074		4,885
Delphy (Shanghai) Agriculture Technology Co., Ltd[2]		28,047		56,348
		€40,248		€62,360

	September 30, 2022		December 31, 2021
Receivables from stockholders and equity method investees:	€		€
Loan to stockholders		94,583		94,583
		€94,583		€94,583

13.	LEASES

Upon adoption of Topic 842 effective January 1, 2022, we recognized operating lease liabilities of €3,307,879 and corresponding right-of-use (“ROU”) assets of €3,307,879.

Operating lease costs for lease payments are recognized on a straight-line basis over the lease term.

The Company has elected to not record ROU assets and lease obligations for short-term leases with a term less than 12 months and recognizes the short-term leases as a lease expense to the profit or loss.

The components of lease expenses were as follows:

September 30, 2022
Operating lease expenses	€781,082
Short term lease expenses	-
Total lease expenses	€781,082

The Company has operating leases for several offices with remaining lease terms between 6 months and 9 years and for several cars with remaining lease terms between one month and four years. The discount rate was 4,5%.

19

14.	COMMITMENTS AND CONTINGENCIES

Lease commitments

The Company has entered into operational lease obligation up to and including 2031, of which the obligations are set out in below tables:

Rental Building	Future Minimum Lease Payments
2022	€71,627
2023	259,459
2024	234,802
2025	197,679
2026 and beyond	741,626
Total future minimum lease payments – facilities	€1,505,193

Company cars:	Future Minimum Lease Payments
2022	€144,331
2023	464,518
2024	307,669
2025	159,862
2026 and beyond	54,690
Total future minimum lease payments - company cars	€1,131,071

Contingencies

Other liability

With regard to the foreign participation in Serbia and Bosnia, no data has been received with regard to the performance in the past financial year. The participation does not carry out any activities. Depending on local country requirements, Delphy Groep B.V. can be held liable for any negative capital in said participation. The magnitude of such a claim cannot be reasonably estimated. As of September 30, 2022, no such claim has been made.

Guarantees

Credit facility

GreenQ Group B.V., Improvement Centre B.V., Delphy Groep B.V., Delphy B.V. and Delphy Projects B.V. have a joint credit facility. The companies are jointly and severally liable for the credit facility.

The credit facility has €750,000 available for the Company to draw upon. As at September 30, 2022, no amounts were outstanding on the credit facility.

The following have been pledged as securities on the Company’s credit facility:
- A pledge on untaxed registered properties located in Hazerwoude, Dijkgraafweg and Bleiswijk, Violierenweg;
- A pledge on stocks;
- A pledge on company inventory;
- A pledge on claims.

15.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through December 6, 2022 the date on which these interim financial statements were available to be issued, to ensure that this filing includes appropriate disclosure of events both recognized in the interim financial statements as of September 30, 2022, and events which occurred subsequent to September 30, 2022, but were not recognized in the interim financial statements. There were no events that required recognition, adjustment to or disclosure in the interim financial statements.

20

Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of AgriFORCE Growing Systems Ltd. (“AgriFORCE”) after giving effect to the acquisition of Delphy Groep B.V. (“Delphy”). The unaudited pro forma condensed combined financial information also gives effect to the transactions undertaken to finance the acquisition of Delphy.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022, combines the historical balance sheets of AgriFORCE and Delphy, giving effect to the acquisition of Delphy as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the acquisition of Delphy and the financing transactions as if they had each occurred on January 1, 2021, by combining AgriFORCE’s consolidated statement of operations for the twelve months ended December 31, 2021, with Delphy’s audited consolidated statements of operations for the twelve months ended December 31, 2021.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 gives effect to the acquisition of Delphy and the financing transactions, as if they had each occurred on January 1, 2021, by combining AgriFORCE’s consolidated statement of operations for the nine months ended September 30, 2022, with Delphy’s unaudited consolidated statements of operations for the nine months ended September 30, 2022.

The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of AgriFORCE and Delphy adjusted to give pro forma effect to events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by AgriFORCE with the Securities and Exchange Commission.

Reclassification adjustments were made to conform Delphy’s historical accounting presentation to AgriFORCE’s accounting presentation. Adjustments were made to translate Delphy’s financial statements from Euros to U.S. Dollars based on applicable historical exchange rates, which may differ from future exchange rates.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments represent AgriFORCE’s management’s best estimate and are based upon currently available information and certain assumptions that AgriFORCE believes are reasonable under the circumstances. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to footnote 1 to the unaudited pro forma condensed combined financial information for more information on the basis of preparation.

21

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(In US dollars)

	AgriFORCE Historical	Delphy Historical	Pro Forma Adjustments		Combined Pro Forma
ASSETS

Current
Cash and cash equivalents	$7,869,028	$1,163,859	$1,478,917	3(c)	$10,511,804
Restricted cash	-	45,832	-		45,832
Other receivable	46,737	-	-		46,737
Trade accounts receivable, less allowance for doubtful accounts	-	2,135,440	-		2,135,440
Inventories	-	17,309	-		17,309
Prepaid expenses and other current assets	384,954	6,363,186	-		6,748,140
Total current assets	8,300,719	9,725,626	1,478,917		19,505,262

Non-Current
Other receivables	-	153,924	-		153,924
Equity method investments	-	732,482	-		732,482
Operating lease right-of-use asset	1,565,215	3,067,563	-		4,632,778
Construction in progress	1,973,772	-	-		1,973,772
Property, plant and equipment, net	116,360	4,710,378	-		4,826,738
Goodwill	-	-	4,117,112	3(f)	4,117,112
Intangible assets	9,860,617	6,190	14,000,000	3(e)	23,866,807
Land deposit	2,085,960	-	-		2,085,960
TOTAL ASSETS	$23,902,643	$18,396,163	$19,596,029		$61,894,835

LIABILITIES
Current
Accounts payable and accrued liabilities	$996,521	$6,979,119	$-		$7,975,640
Contingent consideration payable - current	750,000	-	3,157,417		3,907,417
Lease liability - current	244,358	674,869	-		919,227
Current installments of long-term debt	-	195,285	-		195,285
Debentures	4,082,387	-	4,243,638	3(d)	8,326,025
Total current liabilities	6,073,266	7,849,273	7,401,055		21,323,594

Non-Current
Lease liability – non-current	1,276,510	2,392,694	-		3,669,204
Derivative liabilities	6,591,877	-	10,671,362	3(d)	17,263,239
Other liabilities	-	176,027			176,027
Contingent consideration payable – non-current	-		3,053,655	3(b)	3,053,655
Long-term debt	43,773	1,562,278	-		1,606,051
Total liabilities	13,985,426	11,980,272	21,126,072		47,091,770

EQUITY
Common shares, no par value per share - unlimited shares authorized;	27,002,586	-	4,885,848	3(a)	31,888,434
Common shares €1 par value per share, 18,000 shares authorized,	-	15,029	(15,029)	3(g)	-
Additional paid-in-capital	13,568,717	279,363	(279,363)	3(g)	13,568,717
Accumulated deficit	(30,021,493)	6,105,402	(6,105,402)	3(g)	(30,021,493)
Accumulated other comprehensive income	(632,593)	(17,103)	17,103	3(g)	(632,593)
Noncontrolling interest	-	33,200	(33,200)	3(g)	-
TOTAL EQUITY	9,917,217	6,415,891	(1,530,043)		14,803,065
TOTAL LIABILITIES AND EQUITY	$23,902,643	$18,396,163	$19,596,029		$61,894,835

See accompanying notes.

22

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(In US dollars)

	AgriFORCE Historical	Delphy Historical	Pro Forma Adjustments		Combined Pro Forma

Revenue
Revenue	$-	$19,581,737	$-		$19,581,737
Cost of revenue	-	8,691,735	-		8,691,735
GROSS PROFIT	-	10,890,002	-		10,890,002

OPERATING EXPENSES
Selling, general and administrative expense	-	10,864,229	(10,864,229)	4	-
Wages and salaries	1,766,491	-	6,520,119	4	8,286,610
Consulting	1,088,413	-	-		1,088,413
Professional fees	882,146	-	-		882,146
Office and administrative	780,135	-	2,018,295	4	2,798,430
Investor and public relations	748,349	-	-		748,349
Research and development	474,338	-	-		474,338
Share based compensation	796,141	-	-		796,141
Rent	168,315	-	-		168,315
Travel and entertainment	69,598	-	1,441,282	4	1,510,880
Shareholder and regulatory	143,095	-	-		143,095
Sales and marketing	-	-	783,263	4	783,263
Depreciation	11,797	-	101,270	4	113,067
Amortization of purchased intangible assets	-	-	2,166,667	3(e)	2,166,667
TOTAL OPERATING EXPENSES	6,928,818	10,864,229	2,166,667		19,959,714

INCOME (LOSS) FROM OPERATIONS	(6,928,818)	25,773	(2,166,667)		(9,069,712)

OTHER INCOME (EXPENSE)
Other income, net	-	1,673,184	-		1,673,184
Income of equity method investees	-	245,514	-		245,514
Foreign exchange gain	162,976	-	-		162,976
Write-off of deposit	(151,711)	-			(151,711)
Accretion of interest on contingent consideration payable	-	-	(672,584)	3(j)	(672,584)
Accretion of interest on debentures	(483,529)	-	(7,687,467)	3(h)	(8,170,996)
Change in fair value of warrants	1,191,383	-	8,932,399	3(i)	10,123,782
Issuance cost related to warrants	(374,465)	-	-		(374,465)
Loss on extension of debt term	(58,952)	-	-		(58,952)
Interest income (expense)	-	(22,577)	-		(22,577)
INCOME (LOSS) BEFORE INCOME TAXES	(6,643,116)	1,921,895	(921,735)		(6,315,541)
Income taxes	-	380,062	-		380,062
NET INCOME (LOSS)	(6,643,116)	1,541,833	(921,735)		(6,695,603)

Dividend paid to preferred shareholders	(735,932)	-	-		(735,932)
Net income attributable to non-controlling interest	-	(4,892)	-		(4,892)
NET INCOME (LOSS) ATTRIBUTED TO COMMON SHAREHOLDERS	(7,379,048)	1,536,941	(921,735)		(7,436,427)

Other comprehensive income (loss)
Foreign currency translation	(152,140)	548	-		(151,592)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTED TO COMMON SHAREHOLDERS	$(7,531,188)	$1,537,489	$(921,735)		$(7,588,019)

Basic and diluted net loss attributed to common shares	$(0.66)				$(0.63)

Weighted average number of common shares outstanding – basic and diluted	11,164,311		641,244		11,805,555

See accompanying notes.

23

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(In US dollars)

	AgriFORCE Historical	Delphy Historical	Pro Forma Adjustments		Combined Pro Forma

Revenue	$-	$13,660,058	$-		$13,660,058
Cost of revenue	-	7,395,779	-		7,395,779
GROSS PROFIT	-	6,264,279	-		6,264,279

OPERATING EXPENSES
Selling, general and administrative expense	-	6,585,310	(6,585,310)	4	-
Wages and salaries	2,944,218	-	4,501,701	4	7,445,919
Consulting	2,030,994	-	-		2,030,994
Professional fees	2,058,636	-	-		2,058,636
Office and administrative	987,298	-	235,185	4	1,222,483
Investor and public relations	718,423	-	-		718,423
Research and development	537,772	-	-		537,772
Share based compensation	282,828	-	-		282,828
Lease expense	238,728	-	1,088,178	4	1,326,906
Travel and entertainment	214,725	-	269,153	4	483,878
Shareholder and regulatory	175,094	-	-		175,094
Sales and marketing	186,132	-	424,783	4	610,915
Depreciation	15,706	-	66,310	4	82,016
Amortization of purchased intangible assets	-	-	1,625,000	3(e)	1,625,000
TOTAL OPERATING EXPENSES	10,390,554	6,585,310	1,625,000		18,600,864

INCOME (LOSS) FROM OPERATIONS	(10,390,554)	(321,031)	(1,625,000)		(12,336,585)

OTHER INCOME (EXPENSE)
Other income (expense), net	37,831	395,646	-		433,477
Income of equity method investees	-	237,300	-		237,300
Foreign exchange gain	143,432	-	-		143,432
Gain on conversion of convertible debt	93,973	-	-		93,973
Accretion of interest on contingent consideration payable	-	-	(589,452)	3(j)	(589,452)
Accretion of interest on debentures	(1,688,672)	-	(4,273,868)	3(h)	(5,962,540)
Change in fair value of warrants	1,683,489	-	4,888,619	3(i)	6,572,108
Interest expense, net	-	(120,902)	-		(120,902)
INCOME (LOSS) BEFORE INCOME TAXES	(10,120,501)	191,013	(1,599,701)		(11,529,189)
Income tax recovery (expense)	-	(6,948)	-		(6,948)
NET INCOME (LOSS)	(10,120,501)	184,065	(1,599,701)		(11,536,137)

Net income attributable to non-controlling interest	-	(6,837)	-		(6,837)
NET INCOME (LOSS) ATTRIBUTED TO COMMON SHAREHOLDERS	(10,120,501)	177,228	(1,599,701)		(11,542,974)

Other comprehensive income (loss)
Foreign currency translation	(599,507)	(14,472)	-		(613,979)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTED TO COMMON SHAREHOLDERS	$(10,720,008)	$162,756	$(1,599,701)		$(12,156,953)

Basic and diluted net loss attributed to common shares	$(0.58)				$(0.64)

Weighted average number of common shares outstanding – basic and diluted	17,406,641		641,244		18,047,885

See accompanying notes.

24

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with AgriFORCE being the accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical consolidated financial statements of AgriFORCE and Delphy.

Under ASC Topic 805, all the assets acquired and liabilities assumed in a business combination are recognized at their assumed acquisition-date fair value, while acquisition-related costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. Fair value of Delphy’s identifiable intangible assets and the estimated amortization periods are based primarily on preliminary information and assumptions likely will change, as AgriFORCE completes a valuation of Delphy’s identifiable assets.

A final determination of fair values of assets acquired and liabilities assumed could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of the business acquired existing as of the assumed closing date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The pro forma adjustments represent AgriFORCE management’s best estimate and are based upon currently available information and certain assumptions that AgriFORCE believes are reasonable under the circumstances. AgriFORCE is not aware of any material transactions between AgriFORCE and Delphy during the periods presented; hence adjustments have not been reflected in the unaudited pro forma condensed combined financial information for any such transaction.

After consummation of the combination with Delphy, AgriFORCE is performing a comprehensive review of Delphy’s accounting policies. As a result of the review, AgriFORCE may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, AgriFORCE is not aware of any differences that would have a material impact on the combined financial statements.

2.	Financing Transactions

On February 10, 2022, the Company signed a definitive agreement to acquire all of the outstanding common shares- of Delphy Groep BV (“Delphy”) for EUR 23.5 million ($24.4 million) through a combination of cash and stock. On September 22, 2022. The Company entered into an amendment to the agreement to purchase all of the issued and outstanding shares of Delphy for EUR 17.7 million ($18.3 million) through a combination of cash and stock plus a potential earnout of up to EUR 6.0 million ($6.2 million) over 2 years based on achieving future performance milestones.

25

On June 30, 2022, the Company executed the definitive agreement (the “Agreement”) with arm’s length accredited institutional investors (the “Investors”) for convertible debentures. Pursuant to the agreement, the investors may purchase additional tranches of debentures. The “Investors purchased additional tranches for $17,600,000 of principal debentures with a 10% original issue discount (the “Debentures”) for gross proceeds of $16,000,000. The interest rates on the Debentures are 5% for the first 12 months, 6% for the subsequent 12 months, and 8% per annum thereafter. The Debenture may be extended by six months at the election of the Company by paying a sum equal to six months interest on the principal amount outstanding at the end of the 18th month, at the rate of 8% per annum. The Debentures are convertible into common shares at $2.22. In addition, the Investors received 5,153,153 warrants at a strike price of $2.442, which expire on December 31, 2025 (the “Debenture Warrants”). The Debenture Warrants and Debentures each have down round provisions whereby the conversion and strike prices will be adjusted downward if the Company issues equity instruments at lower prices. The Debenture Warrants strike price and the Debenture conversion price will be adjusted down to the effective conversion price of the issued equity instruments. Due to the currency of these features being different from the Company’s functional currency the Debenture Warrants and Debentures’ convertible features were classified as derivative liabilities. The transaction costs incurred in relation to the Debentures were $1,085,000. The fair values of the conversion feature derivative liabilities and the warrant derivative liabilities as at September 30, 2022 were $6,196,796 and $4,474,566 respectively.

3.	Pro Forma Adjustments Related to the Acquisition

The total estimated consideration as shown in the table below is allocated to Delphy tangible and intangible assets and liabilities based on their preliminary estimated fair values as of the pro forma acquisition date:

Consideration:
Cash paid upon completion of transaction	$13,436,083
Shares in AgriFORCE (value in US dollars)	4,885,848	(a)
Earnout payable in cash	6,211,072	(b)
Total purchase consideration	$24,533,003

Preliminary allocation of consideration:
Book value of Delphy net assets as of the pro forma acquisition date	$6,415,891
Adjustments to historical net book value:
Identified intangible assets	14,000,000	(e)
Adjusted book value of Delphy net assets as of the pro forma acquisition date	14,000,000

Goodwill	$4,117,112	(f)

(a)	Represents the stock portion of the purchase consideration.
(b)	Represents the earnout payable to Delphy based upon achieving future performance milestones. EUR 3,042,395 ($3,157,417) is due not prior to July 1, 2023 and EUR 2,942,935 ($3,053,655) is due not prior to July 1, 2024.
(c)	Represents additional cash received from financing for the Delphy acquisition.
(d)	Represents debt financing (Note 2) obtained to complete Delphy transaction.
(e)	The preliminary fair value and allocation of identifiable intangible assets and their estimated useful lives are as follows:

26

			Amortization Expense Based on the Preliminary Allocation of Identifiable Intangible Assets
	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Year Ended December 31, 2021	Nine Months Ended September 30, 2022	Annual Effect of a 10% Increase to the Preliminary Allocation	Annual Effect of a 10% Decrease to the Weighted Average Useful Life
Customer List	$10,000,000	6.0	$1,666,667	$1,250,000	$166,667	$1,851,852
Trademarks and trade names	3,000,000	10.0	300,000	225,000	30,000	333,333
Internally developed software and data	1,000,000	5.0	200,000	150,000	20,000	222,222
	$14,000,000		$2,166,667	$1,625,000	$216,667	$2,407,407

(f)	Represents the estimates value of goodwill recorded in conjunction with the Delphy acquisition.
(g)	Amount represents the elimination of the historical equity of Delphy.
(h)	Represents the accretion interest of the convertible debentures issued to finance the Delphy acquisition (Note 2).
(i)	Represents the change in fair value of the conversion feature derivative liabilities and warrant derivative liabilities issued to finance the Delphy acquisition (Note 2).
(j)	Represents the accretion interest on the earn-out payable (Note 2).

4.	Reclassification Adjustments

Certain reclassifications have been made to the historical presentation of Delphy’s financial information to conform to the financial statement presentation of AgriFORCE for purposes of the unaudited pro forma condensed combined financial information.

The adjustments represents the reclassification of selling, general and administrative expense to wages and salaries, office and administrative, lease expense, travel and entertainment, sales and marketing, lease expense, and depreciation.

27